January 3, 2017 Delek US Holdings Inc. to Acquire Remaining Shares of Alon USA

2 Cautionary Statements Delek US Holdings, Inc. (“Delek US”) and Delek Logistics Partners, LP (defined as “we”, “our”) are traded on the New York Stock Exchange in the United States under the symbols “DK” and ”DKL” respectively, and, as such, are governed by the rules and regulations of the United States Securities and Exchange Commission. These slides and any accompanying oral and written presentations contain forward-looking statements that are based upon our current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about our future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under United States securities laws. These forward-looking statements include, but are not limited to, statements regarding the proposed merger with Alon, integration and transition plans, synergies, opportunities, anticipated future performance and financial positon, and other factors. Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties related to the expected timing and likelihood of completion of the proposed merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed merger that could reduce anticipated benefits or cause the parties to abandon the transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that stockholders of Delek US may not approve the issuance of new shares of common stock in the merger or that stockholders of Alon may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Delek US' common stock or Alon's common stock, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Delek US and Alon to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies, uncertainty related to timing and amount of future share repurchases and dividend payments, risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks contained in Delek US’ and Alon’s filings with the United States Securities and Exchange Commission.

Strategic Combination with Financial Flexibility to Support Growth and Unlock Value

Delek US

- Grown through opportunistic acquisitions across multiple market cycles
- Expertise to invest in/improve operations
- Strong balance sheet

ALON USA

- Low cost reliable operator
- Retail expertise/largest 7-Eleven licensee
- Asphalt blending and marketing expertise
- Historically capital constrained

Creates a Permian Focused Refining System with Broadened Marketing Reach
Ability to unlock approximately $95 million of synergies [3] and $78 million of Logistics EBITDA[3]

Refining

- 7th largest independent refiner
- 4 locations – (2)TX, (1) AR, (1) LA
- More than 300,000 bpd of crude throughput capacity
- Near uniform technology and configuration
- Colonial Pipeline space of 600,000 barrels per month
- TEPPCO Pipeline space of 600,000 to 1.0m barrels per month [2]

Logistics

- Consists of Delek Logistics Partners, LP (NYSE: DKL)
- Drop-able logistics assets fuel 40%+ [1] increase in EBITDA and further supports double digit long term distribution growth
- Material GP benefits

Retail

- Integrated system supported by Big Spring refinery
- Approximately 307 stores in central/west Texas and New Mexico
- West Texas wholesale marketing business

Asphalt

- 15 terminals serving markets from Tennessee to the West Coast
- Approaching 1,000,000 tons/year of sales

Renewables

- 3 plants / 61 million gal/yr of biodiesel capacity

1) Growth based on asphalt and Big Spring drop downs. Please see slide 10 for additional information.
2) TEPPCO line space range based on allocation and seasonality through a year. Amounts will vary by month
3) Represents mid points of estimated ranges. Additional information provided on page 9 and page 10. Please see slide 21 for a Logistics EBITDA reconciliation.

3

Consideration/ Valuation • All stock transaction for remaining 53% equity ownership • Each Alon USA Energy, Inc. (“Alon”) shareholder will receive 0.5040 shares of Delek US Holdings, Inc. (“Delek”) common stock, resulting in pro forma ownership of approximately 76% to Delek shareholders and approximately 24% to Alon shareholders. This represents a 5.6% premium above the 20 trading day volume weighted ratio through and including December 30, 2016 of 0.477 • $675 million enterprise value of 53% interest, including proportionate assumption of Alon net debt of approximately $152 million and $59 million of market value for the non-controlling interest in Alon USA Partners, LP Synergies • Anticipated annual synergies of $85 - $105 million • Target 3% to 5% capital expenditures savings due to increased scale • Expect to achieve synergies on a run-rate basis in 2018, the first full year after transaction close through a combination of commercial, operational, cost of capital and corporate synergies Financial Strength and Flexibility • Transaction expected to be highly accretive to Delek’s earnings per share in 2018 (1) • 0.9x combined Net Debt / 2017E EBITDA (2); Balance sheet creates the possibility for cost-of-capital synergies • New $150 million share repurchase authorization in effect, which does not have an expiration date Dropdown Inventory • DK can leverage relationship with DKL to take advantage of logistics value to be unlocked from ALJ • Estimated increase in dropdown inventory of approximately $70 to $85 million in EBITDA (3) • Provides improved visibility for DKL future growth and supports distribution growth • As DKL distribution increases, higher cash flow to Delek US through GP, IDR and LP ownership Growth Opportunities • Financial flexibility will provide opportunity to support growth initiatives • Evaluate organic growth projects created by refining project backlog • Explore options for value creation from larger asset base Timing / Closing Conditions • Expect to close in the first half of 2017 • Subject to customary closing conditions, including regulatory and shareholder approvals Transaction Highlights 4 1) Based on 2018 consensus estimates from Factset on 12/30/16 for DK and ALJ plus $95.0 million of pre-tax synergies. 2) Based on 9/30 balance sheet. Delek US cash includes $377 million of proceeds from the sales of the retail related asset before taxes related to the transaction. Taxes are expected to be paid in early 2017. Based on 2017 consensus estimates for DK and ALJ plus $75.0 million of synergies excluding cost of capital synergies. 3) Please see slide 21 for a reconciliation of the logistics EBITDA.

5 Financial strength and flexibility to invest in operations Highly Accretive Transaction Combination Creates Opportunities to Unlock Significant Shareholder Value Unlock approximately $72 to $84 million of annual Logistics EBITDA Estimated $85 to $105 million of synergy opportunity An integrated and diversified refining, logistics and marketing company Permian-Focused Refining System

Increased Scale and Asset Diversity Complementary Businesses with Strategically Located Assets; Increased Permian Basin Exposure 6 Alon USA Asset Overview(1) Refining • 147,000 bpd in total • Big Spring • 73,000 bpd • 10.5 complexity • Krotz Springs • 74,000 bpd • 8.4 complexity Retail • Approximately 307 stores • Southwest US locations • Largest licensee of 7- Eleven stores in the US Asphalt • 11 asphalt terminals located in TX, WA, CA, AZ and NV • Largest asphalt supplier in CA and second largest asphalt supplier in TX Alon USA Partners • ALJ owns 100% of the general partner and 81.6% of the limited partner interest interests in ALDW • ALDW owns the Big Spring refinery Delek US Asset Overview Refining • 155,000 bpd in total • El Dorado, AR • 80,000 bpd • 10.2 complexity • Tyler, TX • 75,000 bpd • 8.7 complexity Delek Logistics Partners • 9 terminals • Approximately 1,250 miles of pipeline • 8.5 million bbls of storage capacity • West Texas wholesale • Joint venture crude oil pipelines: RIO / Caddo 1) ALJ California refineries have not operated since 2012. Delek US Renewables • Biodiesel production: • Crossett, AR 12.3m gallon/yr • Cleburne, TX 10.6m gallon/yr Alon Renewables • Renewable Diesel • California – Alt Air 37.8m gallon capacity

Premier Permian Based Refining System Over 300,000 bpd of Crude Throughput Capacity (~69% Permian Basin Based) 7 Key Value Drivers • Creates the premier Permian based refining company • 7th largest independent refiner with 302,000 barrels per day crude throughput capacity • Access to approximately 207,000 barrels per day of Permian sourced crude • Largest exposure to Permian crude of the independent refiners as percentage of crude slate • Permian Basin production expected to continue to grow • Improved drilling efficiencies have benefited production economics • Combined company benefits through refining and logistics position Permian Basin Crude Oil Production (2) Combined Access to Permian Basin Crude Permian Crude Access as % of Crude Slate (3) 1) Barclays research. Company reports. TSO includes WNR. 2) TPH Research report, “Permian Basin Crude Oil Supply/Demand”, Drillinginfo, EIA, - December 2016. 3) TPH Research; Crude slate - TSO includes WNR acquisition; WNR includes 100% of NTI; PBF includes both Chalmette & Torrance 90 117 207 61% 75% 69% 0% 20% 40% 60% 80% 0 50 100 150 200 250 ALJ DK Combined % o f Cr u d e Sl at e In 0 0 0 b p d Refining Peers by Crude Capacity (Mbbls) (1) 185 302 443 879 1,149 1,794 2,107 2,485 CVR Energy Delek + Alon Holly Frontier PBF Energy Tesoro Marathon Petroleum Phillips 66 Valero 0 1,000 2,000 3,000 4,000 2009 2011 2013 2015E 2017E 2019E In 0 0 0 b p d 0% 20% 40% 60% 80% % o f cr u d e sl at e

$- $2 $4 $6 $8 $10 $12 V L O /N o rth A tl a n tic (Q u e b e c, U K ) V L O /M id -C o n tin e n t (O K , T N, T X ) P A R R /H a wai i V L O /G u lf C o a s t (L A , T X ) P S X /G u lf C o a s t D e lek /T yl e r, T X D e lek /E l D o ra d o , A R A lo n /B ig S p rin g , T X W N R /E l P a s o , T X T S O /P a cific N o rth we s t (A K , W A ) A lo n /K ro tz S p rin g s, L A C V R R /Co ffe yvi lle , K S P S X /A tl a n tic B a sin -E u ro p e T S O /M id -Co n ti n e n t (N D , U T ) M P C/G u lf C o a s t P B F /M id -C o n H F C/ S o u th wes t (N M ) P B F /E a st Co a s t M P C/ T o ta l (M W , G C ) W N R /S t P a u l P a rk H F C/ M id -Co n (O K , K S ) P B F /G u lf C o a s t M P C/ M id we s t V L O /We s t C o a s t C V R R /W y n n e w o o d , O K P S X /C e n tra l C o rrid o r P S X /We s te rn -P a cifi c T S O /C a lifo rn ia H S E /M idw e s t C V E /U S W N R /G a llu p , N M H F C/R o ckie s (U T , W Y ) Delek US Refining Capex Declining Creates Flexibility Combined low operating cost per barrel system with refining project backlog 8 Key Value Drivers • Competitive operating expense per barrel refining system • Combines Delek US’ expertise in investing/ improving assets with Alon’s focus on reliability • Delek US has completed large capital investment program in refining • Creates potential to apply resources to backlog of refining projects in Alon’s assets • Refineries that are near uniform technology and similar size • Allows more efficient application of best practices/expertise to larger system Low Opex vs. Peers (2016 Cash Cost / bbl)(1) Delek Alon 1) Source: TPH Research year to date basis through June 2016. 2) 2016 includes sustaining maintenance, regulatory and discretionary related spending. No significant growth related capital expenditures in the forecast. Delek US Completes Large Refining Investment Plan $46.1 $123.6 $199.1 $164.5 $27.1 2012A 2013A 2014A 2015 2016E (2) ($ in millions)

Robust Synergy Opportunity 9 Expect to achieve run-rate synergies of approximately $85 - $105 million in 2018 Commercial • Logistics, purchase and trading benefits from a larger platform • $20-$35 m Operational • Sharing of resources across the platform; improved insurance and procurement efficiencies • $13-$15 m Cost of Capital • Benefit from Delek US’ financial position to reduce interest expense through refinancing efforts • $19-$20 m Corporate • Reducing the number of public companies; consolidating functions to improve efficiencies • $33-$35 m Corporate Cost of Capital Operational Commercial $85-$105 ($ in millions)

Strong Platform for Logistics Growth Growing Logistics Assets Support Crude Sourcing and Product Marketing 10 Key Value Drivers • Delek Logistics Partners provides platform to unlock logistics value • Increased access to Permian and Delaware basin through presence of Big Spring refinery • Improves ability to develop crude oil gathering and terminalling assets 1) 2017E based on current sell-side consensus per Factset as of 12/30/16. Information for illustrative purposes only to show potential based on estimated dropdown assets listed. Actual amounts will vary based on market conditions, which assets are dropped, timing of dropdowns, actual performance of the assets and Delek Logistics in the future. 2) Based on 7x multiple. 3) Please see slide 21 for a reconciliation of EBITDA. Strong EBITDA Growth Profile Supporting Distribution Growth (1) $112 $12 $34 $32 $190 $- $20.0 $40.0 $60.0 $80.0 $100.0 $120.0 $140.0 $160.0 $180.0 $200.0 2017 DKL EBITDA (1) Asphalt Drop down Inventory Big Spring Drop Down Inventory Krotz Springs Drop Down Inventory Total EBITDA Potential • Drop downs, excluding Krotz Springs, create significant cash flow to Delek • $42-$50m EBITDA equates to ~$300-350m cash proceeds to DK (2) • Provides visibility for continued DKL LP double digit distribution growth • Significant GP benefits Dropdown Item Estimated EBITDA ($ million / year) Asphalt Terminals $11-13 Big Spring Asphalt Terminal $9-11 Big Spring assets $8-10 Big Spring Wholesale Marketing $14-16 Total Excluding Krotz Springs $42-50 Krotz Springs assets $30-34 Total $72-84 (3) ($ in millions)

11 Delek US GP and IDR Ownership is in DKL in the high splits Future Potential Dropdowns to DKL Benefit Delek US Cash Flow Supports Long Term Distribution Growth at Delek Logistics Total Quarterly Distribution Per Unit Target Amount Unitholders General Partner Minimum Quarterly Distribution below $0.37500 98.0% 2.0% First Target Distribution $0.37500 to $0.43125 98.0% 2.0% Second Target Distribution $0.43125 to $0.46875 85.0% 15.0% Third Target Distribution $0.46875 to $0.56250 75.0% 25.0% Thereafter above $0.56250 50.0% 50.0% • DKL Distribution was $0.655/unit for 3Q 2016 • DKL Distribution growth target of 10% in 2017 • Delek US Ownership: • 60% of LP Units • 2% GP Interest (1) Based on no change in number of units and assumes all units are paid distribution, including IDRs to Delek US and its affiliates. Targeted annual growth rate in distribution based on 15% (per DKL target in 3Q16 earnings press release) from 2015 to 2016 and 10% from 2016 to 2017 based on declared amounts. Growth from 2017 to 2020 based on 10% per year. Currently, DKL has provided guidance for 2017 only. Delek US and affiliates own approximately 60% of limited partner units and 100% of the general partner units. Information for illustrative purposes only, actual amounts will be determined by Delek Logistics based on future performance and pursuant to its partnership agreement. Assumed Annual Distribution (LP and GP) to Delek US if Delek Logistics were to have a long term distribution growth of 10% per year.(1) Combination of all Alon logistic assets, including asphalt, could potentially support growth to 2020 $28.1 $33.1 $37.4 $41.9 $46.0 $51.0 $56.0 $1.9 $5.0 $12.4 $18.7 $26.0 $33.0 $42.0 $- $20.0 $40.0 $60.0 $80.0 $100.0 $120.0 2014 2015 2016E 2017E 2018E 2019E 2020E Distribution - LP Distribution - GP $ in millions Potential 2016E – 2020E GP distribution CAGR +36%

Expands Retail/ Wholesale System in Southwest Integrated wholesale marketing and retail network at Big Spring; complementary to DKL west Texas 12 Alon Refinery Legend: Big Spring Krotz Springs Branded license agreement and payment card location Branded company-operated and distributor location Unbranded supply available Phoenix Tucson El Paso Abilene Wichita Falls Albuquerque DKL served terminals • Combination diversifies asset base with Alon’s product marketing platform and 307 store retail system in Central/west Texas and New Mexico • Flexibility to sell product east and west of the refinery depending on market dynamics and can access the Phoenix and Tucson markets • Supplies ~640 branded sites, including substantially all of Alon’s retail sites • In 2015, wholesale fuel sales volumes totaled over 1 billion gallons • Extends Delek’s marketing reach beyond the west Texas wholesale business that serves terminals in San Angelo, Abilene, Odessa, and Aledo through DKL

Broad Marketing Platform Created

Combination of refinery locations and pipeline access extends geographic area

Southwest

- Big Spring refinery connected to Midwest via Duncan and can access Tucson/Phoenix
- Tyler refinery serves niche market around its location

Southeast

- TEPPCO & Colonial access for El Dorado and Krotz Springs
- 600,000 barrels a month of space on Colonial provides access to Southeastern US markets



Fargo
Minneapolis
Sioux Falls
Chicago
Des Moines
Cheyenne
Omaha
Indianapolis
Denver
Princeton
Roanoke
Kansas City
St. Louis
Wichita
Knoxville
Greensboro
Bloomfield
Nashville
Cape
Tulsa
Charlotte
Memphis
Phoenix
Borger
Albuquerque
Birmingham
Spartanburg
Duncan
El Dorado
Tucson
Dallas
Big Spring
Abilene
Tyler
Krotz Springs
El Paso
Midland
San Angelo
Houston
Nederland
3rd Party Pipelines
TEPPCO
Colonial
Plantation
Explorer
Magellan
Area Pipelines
DK/ALJ Assets
DK Refinery
DK/DKL Terminal
DK/DKL Pipeline
Alon Refinery
3rd Party Terminal

Delek US

Note: The El Dorado refinery is connected to the TEPPCO pipeline system with access to 600,000 to 1.0 million barrels per month depending on allocation and seasonality.

13

14 Combination Creates Larger Wholesale Asphalt Operation Market presence from Tennessee to California Key Value Drivers • Ability to leverage technical expertise to optimize production and marketing system • Combined company nearing 1.0 million tons of sales(1) annually • Sales supported by 50% production and 50% supply/exchange • Positioned to benefit from infrastructure spending • $205 billion Highway Bill in place • Aug. 2016 Texas Transportation Commission approved 10 yr plan for approximately $70 billion of projects • Potential infrastructure investment focus from incoming Administration (1) Based on year to date combined sales volumes through September 30, 2016 of 14,800 bpd to determine estimated annual run rate. Market demand and company performance will determine actual amounts in the future. (2) Includes both leased and owned assets of Delek US and Alon. Assets (2) Delek US Alon Total Terminals 4 11 15 Trailers 76 0 76 Railcars 150 500 650

15 Renewable Operations Combined capacity of approximately 61 million gallons a year Key Value Drivers • Combined renewable fuels business becoming a larger contributor performance • Creates potential for logistics efficiencies when supplying refineries • Larger market position provides the potential to optimize system Renewables Becomes a Larger Contributor $0.0 $2.0 $4.0 $6.0 $8.0 $10.0 DK ALJ Total S in milli o n s 3Q16 Operating Income (1) Operational Summary, in millions of gallons Annual Capacity Delek US Alon (2) Total Arkansas 10.6 10.6 Texas 12.3 12.3 California 38.0 38.0 Total 22.9 38.0 60.9 Products Biodiesel Renewable Diesel/Jet Primary Feedstock Tallow/ Yellow Grease Tallow /soybean oil Big Spring Krotz Springs El Dorado Crossett Cleburne Tyler Delek US Renewable Fuels Delek US Refineries Assets Alon Refineries Delek US Renewables 1) Represents third quarter 2016 operating income to illustrate combined performance for that period. Future performance will be based on market conditions and operating performance of the business. 2) Alon owns approximately 77% of the renewables company. Amount represents full capacity of the operation.

Financial Strength and Flexibility for the Combined Company Benefits from Delek’s financial position 16 Key Value Drivers • Combined company net debt/EBITDA estimated to be 0.9x based on 9/30 balance sheet and $75 million of run rate synergies • Opportunity for cost of capital benefits from combination estimated to be approximately $20 million • Financial position allows capital allocation program to include: • Evaluation of organic growth opportunities of a larger company • Return cash to shareholders through dividends and share repurchases (1) Delek US cash includes $377 million of proceeds from the sales of the retail related asset before taxes related to the transaction. Taxes are expected to be paid in early 2017. (2) Estimates based on Factset as of 12/30/16. Includes $75 million of synergies before potential cost of capital savings from the combined company. Impressive Leverage Profile and Liquidity Projected Capitalization (Based on Sept. 30 balance sheet) ($ in mill ions) Delek US(1) Alon Synergies Combined Current Debt $84 $16 $101 Long-Term Debt 743 534 1,277 Total Debt $828 $550 $1,378 Cash (692) (265) (957) Net Debt $135 $286 $421 2017 EBITDA Estimates (2) 215 174 75 465 Net Debt / 2017 EBITDA 0.6x 1.6x 0.9x

Comparable Analysis on Financial Position

Attractive Implied Transaction Multiple

Implied Transaction Value

In millions, except per share	Purchase of Remaining 53% of Alon USA
Delek US Stock Price as of 12/28/16	$24.07
Shares issued for remaining 53% of Alon USA	19.3
Equity Value	**$464.1**
Current Debt	8.7
Long-term Debt	284.0
Minority Interest (Market Value)	58.8
Less: Cash	(140.8)
Enterprise Value for remaining 53%	**$674.8**
2017E EBITDA (53% share) (1)(2)	$168.0
2017 Implied EV/EBITDA	**4.0x**
2018E EBITDA (53% share) (1)(2)	**$187.0**
2018 Implied EV/EBITDA	**3.6x**

Peer Comparison (EV / 2017E EBITDA) [4]



4.0x
5.9x
11.4x
8.7x
8.0x
6.7x
6.4x
6.3x
6.1x
Implied Transaction Multiple
PF DK (3)
CVI
PSX
MPC
HFC
TSO
PBF
VLO

- Transaction multiple for this transaction for 3.6x based on 2018 consensus EBITDA estimates
  - Includes benefit of $75 million of run rate synergies 2018, the first full year of operation following the transaction

(1) Factset EBITDA consensus estimate as of 12/30/16 adjusted for the proportionate 53% that is being purchased in this transaction.
(2) Assumes $75mm of run rate synergies (excluding cost of capital synergies).
(3) $2.8 billion EV pro forma DK estimate based on combined company shares outstanding of an estimated 81.3 million, DK share price as of December 30, 2016 of $24.07 and combined 9/30/16 balance sheet capitalization including $377 million of proceeds from DK's sales of the retail related asset before taxes. 2017E Factset EBITDA as of 12/30/16 of each company plus $75.0m synergies.
(4) EV/EBITDA multiples for peer companies are based on Factset as of 12/30/16, which uses a book value for minority interest in its calculation.

17

Well positioned refining system with access to advantaged crude in the Permian Basin Concluding Highlights 18 Significant synergies opportunity Strong platform for logistics growth with combined dropdown inventory Delek’s financial strength provides flexibility for the combined entity Increased Value to All Shareholders Significant organic growth opportunities

Appendix 19

Pro Forma Organizational Structure 20 Public Big Spring, TX Refinery & Wholesale Marketing Retail Asphalt Krotz Springs Refinery California Refineries 18.4% LP 81.6% LP Alon USA Partners, LP Delek Logistics GP, LLC (the General Partner) Alon Energy, Inc Delek Logistics Partners, LP Delek US Holdings, Inc. 95.1% interest 59.7% interest 2.0% GP / IDRs interest Public 38.3% interest

Non GAAP Reconciliations of Potential Dropdown EBITDA (1) 21 (1) Based on projected range of potential future logistics assets that could be dropped to Delek Logistics from Delek US in the future. Amounts of EBITDA, net income and timing will vary, which will affect the potential future EBITDA and associated deprecation and interest at DKL. Actual amounts will be based on timing, performance of the assets, DKL’s growth plans and valuation multiples for such assets at the time of any transaction. Reconciliation of Forecasted Logistics Dropdown EBITDA to Forecasted Amounts under US GAAP Delek Logistics Partners LP ($ in millions) Forecasted Net Income Range 13.6$ 15.9$ Add: Depreciation and amortization expenses 33.6$ 39.2$ Add: Interest and financing costs, net 24.8$ 28.9$ Forecasted EBITDA Range 72.0$ 84.0$ Potential Dropdown Range

22 Additional Information No Offer or Solicitation This communication relates to a proposed business combination between Delek US and Alon. This announcement is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Additional Information and Where to Find It This communication may be deemed to be solicitation material in respect of the proposed transaction between Delek US and Alon. In connection with the proposed transaction, Delek US and/or Alon may file one or more proxy statements, registration statements, proxy statement/prospectuses or other documents with the SEC. This communication is not a substitute for the proxy statement, registration statement, proxy statement/prospectus or any other documents that Delek US or Alon may file with the SEC or send to stockholders in connection with the proposed transaction. STOCKHOLDERS OF DELEK US AND ALON ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT(S), REGISTRATION STATEMENT(S) AND/OR PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Delek US and/or Alon, as applicable. Investors and security holders will be able to obtain copies of these documents, including the proxy statement/prospectus, and other documents filed with the SEC (when available) free of charge at the SEC's website, http://www.sec.gov. Copies of documents filed with the SEC by Delek US will be made available free of charge on Delek US’ website at http://www.delekus.com or by contacting Delek US’ Investor Relations Department by phone at 615-435-1366. Copies of documents filed with the SEC by Alon will be made available free of charge on Alon's website at http://www.alonusa.com or by contacting Alon's Investor Relations Department by phone at 972-367- 3808. Participants in the Solicitation Delek US and its directors and executive officers, and Alon and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Delek US common stock and Alon common stock in respect of the proposed transaction. Information about the directors and executive officers of Delek US is set forth in the proxy statement for Delek US’ 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 5, 2016, and in the other documents filed after the date thereof by Delek US with the SEC. Information about the directors and executive officers of Alon is set forth in the proxy statement for Alon's 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2016, and in the other documents filed after the date thereof by Alon with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Investor Relations Contact: Assi Ginzburg Keith Johnson Chief Financial Officer Vice President of Investor Relations 615-435-1452 615-435-1366